NEWS RELEASE

FOR IMMEDIATE RELEASE	OTCBB-UPBS

Upstream Biosciences Inc. Appoints

University of British Columbia’s

Dr. Artem Cherkasov

To Scientific Advisory Board

April 26, 2006 - Upstream Biosciences Inc. (OTCBB:UPBS) ("Upstream" or "the Company"), an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response, has announced today the appointment of Dr. Artem Cherkasov to its scientific advisory board. Dr. Cherkasov is a professor in the University of British Columbia (UBC) Faculty of Medicine at Vancouver General Hospital.

Dr. Cherkasov, a faculty member of UBC Department of Infectious Disease, is the author of more than 100 scientific articles in the fields of biochemistry, molecular modeling, and drug design. Dr. Cherkasov was formerly a researcher at BC Cancer Research Center's Genome Sciences Centre.

"Dr. Cherkasov's unique experience in cancer genetics, pharmacology, and infectious disease will be a valuable asset to our research team," says Upstream CEO Joel Bellenson. "Many forms of cancer, including liver and cervical cancer, are closely associated with infectious disease. We are excited that our technology may aid in the early detection and treatment of these diseases."

"I look forward to helping Upstream develop its novel approach to cancer diagnostics and drug response," says Dr. Cherkasov.

Upstream is developing diagnostic tests that may aid in the early detection of cancer by identifying individuals with disease susceptibility. Upstream is also developing diagnostic tests that may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile. According to the Journal of the American Medical Association, each year 100,000 people die in the United States due to adverse reactions to prescription drugs.

For more information, please contact Samantha Haynes at 1-800-539-0289 or info@upstreambio.com.

About Upstream Biosciences Inc.

Upstream Biosciences Inc. is an emerging leader in the field of genetic diagnostics for cancer and the prediction of drug response founded in 2004. Upstream discovers, develops, and licenses genetic based diagnostics for cancer susceptibility and drug response. Upstream's proprietary data mining pipeline enables it to locate and analyze genetic variations in the regions of DNA 'upstream' of the gene, the 'gene switches,' which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company may become an emerging leader in the field of diagnostics for cancer and the prediction of drug response; (ii) Dr.

NEWS RELEASE

FOR IMMEDIATE RELEASE	OTCBB-UPBS

Cherkasov’s experience may be a valuable asset to the Company’s research team; (iii) the technology of the Company may aid in the early detection and treatment of diseases; (iv) Mr. Cherkasov may help the Company develop its novel approach to cancer diagnostics and drug response; (v) diagnostic tests currently being developed by the Company may aid in the early detection of cancer and further, that such tests may identify individuals with disease susceptibility; (vi) diagnostic tests currently being developed by the Company may determine whether a drug will be useful or harmful to an individual patient based on their genetic profile; (vii) the Company may discover, develop and license its genetic based diagnostics for cancer susceptibility and drug response; and (viii) the Company’s data mining pipeline may enable the Company to locate and analyze genetic variations in the regions of DNA which control the quantities and timing of expression of the genes and proteins important to disease and drug response.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics; (iii) the Company's inability to adequately protect its intellectual property or the Company's inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company's products not developing as expected; (vii) the Company's inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company's technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.